EXHIBIT 2


For Immediate Release
June 21, 1996



PHYSICIAN COMPUTER NETWORK, INC. AND WISMER-MARTIN, INC.
SIGN DEFINITIVE AGREEMENT



Morris Plains, N.J. (June 21, 1996) - Physician Computer Network, Inc. (Nasdaq:
PCNI) and Wismer, Inc. (OTC: WSMM) announced today that they have signed a definitive agreement regarding the acquisition of Wismer-Martin by PCN.

The transaction is subject, among other conditions, to regulatory approvals and approval of the transaction by the Wismer-Martin shareholders.

This announcement follows the May 28, 1996, announcement that Wismer-Martin and PCN had signed a letter of intent regarding the acquisition. According to the definitive agreement, PCN will acquire all of the issued and outstanding capital stock of Wismer-Martin. The shareholders of Wismer-Martin would receive an aggregate of $1,980,000 in cash and 935,000 shares of common stock of PCN.
 The number of shares is subject to adjustment depending on variations in PCN's average stock price during the fifteen (15) trading days ending shortly prior to the transaction.

Wismer-Martin, based in Mead, Washington, is one of the leading providers of practice management systems and healthcare information systems.

Physician Computer Network develops, markets and supports medical practice management software designed to link its current installed base of approximately 80,000 office-based physicians with hospitals, clinical laboratories, managed care providers, Blue Cross/Blue Shield plans and Medicaid intermediaries.